Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

San Francisco, February 22, 2011 - The Federal Home Loan Bank of San Francisco today announced its 2010 operating results. Net income for 2010 was $399 million, compared with net income of $515 million for 2009. Net income for the fourth quarter of 2010 was $140 million, compared with net income of $174 million for the fourth quarter of 2009.

The decreases in net income for the year and the fourth quarter of 2010 primarily reflected a decline in net interest income. In addition, with respect to net gains and losses associated with derivatives, hedged items, and financial instruments carried at fair value, the Bank experienced net losses in 2010 compared to net gains in 2009, and the net gains in the fourth quarter of 2010 were lower than the net gains in the fourth quarter of 2009. These negative effects on net income were partially offset by lower other-than-temporary impairment (OTTI) credit charges on private-label residential mortgage-backed securities (PLRMBS) in the Bank's held-to-maturity securities portfolio in 2010 and in the fourth quarter of 2010 relative to the same periods in 2009.

Net interest income for 2010 was $1.3 billion, down from $1.8 billion for 2009. Net interest income for the fourth quarter of 2010 was $270 million, down from $406 million for the fourth quarter of 2009. The decreases in net interest income for 2010 and the fourth quarter of 2010 were due, in part, to lower advances and MBS balances, lower earnings on invested capital (resulting from the lower interest rate environment), and a lower net interest spread on advances because favorably priced debt issued in the fourth quarter of 2008 matured by yearend 2009. In addition, net interest income on economically hedged assets and liabilities was lower in 2010 and in the fourth quarter of 2010 relative to the year-earlier periods. (This income is generally offset by net interest expense on derivative instruments used in economic hedges, reflected in other income.) These factors were partially offset by increased spreads on the mortgage portfolio and the non-MBS investment portfolio.

Other income/(loss) for 2010 was a loss of $604 million, compared to a loss of $948 million for 2009. The loss for 2010 reflected a credit-related OTTI charge of $331 million on certain PLRMBS, compared to a credit-related OTTI charge of $608 million for 2009. The net loss associated with derivatives, hedged items, and financial instruments carried at fair value was $121 million for 2010, compared to a net gain of $104 million for 2009. In addition, net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $161 million in 2010, compared to $452 million in 2009.

Other income/(loss) for the fourth quarter of 2010 was a loss of $38 million, compared to a loss of $130 million for the fourth quarter of 2009. The loss for the fourth quarter of 2010 reflected a credit-related OTTI charge of $73 million on certain PLRMBS, compared to a credit-related OTTI charge of $116 million for the fourth quarter of 2009. The net gain associated with derivatives, hedged items, and financial instruments carried at fair value was $53 million for the fourth quarter of 2010, compared to a net gain of $75 million for the fourth quarter of 2009. In addition, net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $22 million in the fourth quarter of 2010, compared to $93 million in the fourth quarter of 2009.

The credit-related OTTI charges of $331 million for 2010 and $73 million for the fourth quarter of 2010 reflected the impact of additional projected losses on loan collateral underlying certain of the Bank's PLRMBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions, observed and anticipated borrower behavior, and updated information on the loans supporting the Bank's PLRMBS. This process includes updating key aspects of the Bank's loss projection models. The increases in projected collateral losses in the Bank's OTTI analyses in 2010 reflected the adverse impact on projected borrower default rates and projected loan loss severity of several factors, including the impact of large inventories of unsold homes on current and forecasted housing prices, the impact of continued weakness in the economy and employment on projected borrower default rates, and the remediation of foreclosure procedure errors by loan servicers, which increases foreclosure costs and delays the liquidation of defaulted loans, resulting in higher loan losses. The additional credit losses were primarily on PLRMBS backed by Alt-A loan collateral.

The non-credit-related OTTI charges on the affected PLRMBS recorded in other comprehensive income were $209 million for 2010. For each security, the amount of the non-credit-related impairment is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. The Bank accreted $850 million for the affected PLRMBS in 2010, and accumulated other comprehensive loss decreased to $2.9 billion at December 31, 2010, from $3.6 billion at December 31, 2009.

The $121 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for 2010 reflected losses primarily associated with reversals of prior period gains and the effects of changes in interest rates. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of December 31, 2010, the Bank's restricted retained earnings included a cumulative net gain of $148 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During 2010, total assets decreased $40.5 billion, or 21%, to $152.4 billion at December 31, 2010, from $192.9 billion at December 31, 2009. Total advances declined $38.0 billion, or 28%, to $95.6 billion at December 31, 2010, from $133.6 billion at December 31, 2009. The continued decrease in member advance demand reflected general economic conditions and conditions in the mortgage and credit markets. Member liquidity remained high and lending activity remained low.

Today, the Bank's Board of Directors declared a cash dividend for the fourth quarter of 2010 at an annualized dividend rate of 0.29%. The Bank will pay the dividend in cash rather than stock form to comply with Federal Housing Finance Agency rules, which do not permit the Bank to pay dividends in the form of capital stock if the Bank's excess capital stock exceeds 1% of its total assets. As of December 31, 2010, the Bank's excess capital stock totaled $6.7 billion, or 4% of total assets. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $9 million, on or about March 24, 2011.

As of December 31, 2010, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 8.95%, exceeding the 4.00% requirement. The Bank had $13.6 billion in regulatory capital, exceeding its risk-based capital requirement of $4.2 billion.

In light of the Bank's strong regulatory capital position, the Bank plans to repurchase up to $478 million in excess capital stock on March 25, 2011. This repurchase, combined with the scheduled redemption of $22 million in mandatorily redeemable capital stock during the quarter, will reduce the Bank's excess capital stock by up to $500 million. The amount of excess capital stock to be repurchased from any shareholder will be based on the shareholder's pro rata ownership share of total capital stock outstanding as of the repurchase date, up to the amount of the shareholder's excess capital stock.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2010	Dec. 31, 2009
Total Assets	$152,423	$192,862
Advances	95,599	133,559
Mortgage Loans Held for Portfolio, Net	2,381	3,037
Investments[1]	52,582	47,006
Consolidated Obligations:
Bonds	121,120	162,053
Discount Notes	19,527	18,246
Mandatorily Redeemable Capital Stock	3,749	4,843
Capital Stock - Class B - Putable	8,282	8,575
Restricted Retained Earnings	1,609	1,239
Accumulated Other Comprehensive Loss	(2,943)	(3,584)
Total Capital	6,948	6,230

Selected Other Data at Period End
Regulatory Capital Ratio[2]	8.95%	7.60%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Net Interest Income	$270	$406	$1,296	$1,782
Provision for Credit Losses on Mortgage Loans	-	-	2	1
Other Income/(Loss)	(38)	(130)	(604)	(948)
Other Expense	41	39	145	132
Assessments	51	63	146	186
Net Income	$140	$174	$399	$515

Selected Other Data for the Period
Net Interest Margin[3]	0.72%	0.79%	0.79%	0.73%
Operating Expenses as a
Percent of Average Assets	0.07	0.06	0.07	0.04
Return on Average Assets	0.37	0.34	0.24	0.21
Return on Average Equity	8.04	10.30	6.13	5.83
Annualized Dividend Rate[4]	0.39	-	0.34	0.21
Average Equity to Average Assets Ratio	4.61	3.29	3.98	3.57

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks (FHLBanks).
2     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income. Total regulatory capital as of December 31, 2010, was $13.6 billion.
3     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4     The dividend rates for 2009 were revised to reflect the dividends declared and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are headquartered in Arizona, California, and Nevada. Members may include federally insured depositories-commercial banks, credit unions, industrial loan companies, and savings institutions-as well as insurance companies and community development financial institutions, including privately insured, state-chartered credit unions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "expects," and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:

Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com